Exhibit 99.1

United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contact:	Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777

FOR IMMEDIATE RELEASE

U. S. STEEL SENIOR VICE PRESIDENT – STRATEGIC PLANNING, BUSINESS SERVICES AND ADMINISTRATION DAVID H. LOHR
TO RETIRE

PITTSBURGH, June 10, 2013 – United States Steel Corporation (NYSE: X) Chairman and Chief Executive Officer John P. Surma announced today that Senior Vice President – Strategic Planning, Business Services and Administration David H. Lohr plans to retire later this year, after more than 39 years of service.

To facilitate an orderly transition of responsibilities, Lohr will retain responsibility for business services, enterprise resource planning and other administrative duties until his retirement. Effective July 1, Michael S. Williams will be appointed senior vice president – strategic planning and business development, assuming Lohr’s responsibilities for these functions as well as additional duties related to global marketing and real estate. Lohr will continue to report to Surma, and Williams will report directly to President and Chief Operating Officer Mario Longhi.

Commenting on Lohr’s career, Surma said, “Dave is extremely knowledgeable about all aspects of our steel business and has played a significant leadership role within our flat-rolled, European and tubular operations throughout his career. More recently, he has guided our strategic planning process and business systems team and has led our enterprise resource planning project. He has served our company with integrity and a commitment to our success throughout his 39-year career. We extend our gratitude to Dave and wish him, his wife Susan and their family all the best in his well-earned retirement.

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“In addition to assuming responsibilities for strategic planning, Mike Williams will assume leadership for global business development, real estate and an expansion of our emphasis on global marketing - one of the most critical factors in shaping the future of our company," said Surma. “This role leverages his commercial and operations expertise within our company, and the broader leadership and influence he brings within our industry. He will be a strong partner to me, Mario Longhi and the entire executive management team as we further develop our strategic approach to enhance shareholder value."

Lohr, 59, and a native of Norvelt, Pa., began his U. S. Steel career in 1974 at the National Plant, a pipe producing facility in McKeesport, Pa. He advanced through increasingly responsible positions in tubular operations there as well as Fairfield Tubular Operations in Fairfield, Ala., and corporate headquarters before transitioning to flat-rolled operations in 1996 when he was named general manager - Mon Valley Works near Pittsburgh. He was appointed vice president – operations, sheet products in 1999 and vice president – plant operations in 2003.

From 2005 to 2008, Lohr served as senior vice president – European operations and president – U. S. Steel Košice and was responsible for the company’s operation in the Slovak Republic and the now-former facilities in the Republic of Serbia. Lohr returned to the United States in 2008 when he was named senior vice president – North American flat-roll operations and assumed his current post in 2009.

Lohr graduated from the University of Pittsburgh in 1975 with a bachelor’s degree in industrial engineering. He completed the executive management program at Pennsylvania State University in 1998.

Additional information about the biography of Michael S. Williams, 52, will be included in a separate press release later today.

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For more information about U. S. Steel, visit www.ussteel.com.